UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C.  20549

___________________

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported): July 30, 2008

PartnerRe Ltd.
(Exact Name of Registrant as Specified in Charter)

Bermuda
(State or Other Jurisdiction of Incorporation)

0-2253		Not Applicable
(Commission File Number)		(IRS Employer Identification No.)

Chesney House, 96 Pitts Bay Road, Pembroke, Bermuda		HM 08
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code: (441) 292-0888

________________________________

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12(b) under the Exchange Act (17 CFR 240.14a-12(b))

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1 – Registrant’s Business and Operations

Item 1.01.  Entry into a Material Definitive Agreement

Forward Amendment

On July 31, 2008, PartnerRe Ltd. (NYSE:PRE) (“we”, “us”, or “our”) announced that it has entered into an amendment (the “Forward Amendment”) to the confirmation, dated as of October 25, 2005, between us and an affiliate of Citigroup Global Markets Inc. (“forward counterparty”), which originally evidenced a three-year equity forward sale agreement allowing us to deliver our common shares to the forward counterparty at any time during the term of the agreement. Under the terms of the Forward Amendment, half of the forward sale agreement will mature according to its original term beginning on September 26, 2008, while the remaining half is extended by 18 months.

The future sale price of our common shares under the amended half of the forward sale agreement will be no less than $59.41 and no more than $84.51 per common share.  The future sale price under the half of the forward sale agreement that was not amended remains unchanged at no less than $59.41 and no more than $79.63 per common share.

Under the Forward Amendment, any portion of the forward sale agreement that we do not elect to settle early as described below will be settled over a 40 trading day period beginning on September 26, 2008, in the case of the unamended half of the forward sale agreement, and beginning on April 28, 2010, in the case of the amended half of the forward sale agreement.

On each settlement date, we will issue and deliver to the forward counterparty a pro rata portion of 3,366,295 common shares, which is the number of our common shares that underlies each half of the forward sale agreement, and the forward counterparty will pay us a purchase price that will be determined as follows.  The purchase price for each settlement date will be the product of the daily per share purchase price for that settlement date and the number of shares delivered on that settlement date.

For the unamended half of the forward sale agreement, the daily per share purchase price for any settlement date will remain unchanged and therefore will be determined as follows:

•	if the closing price of our common shares on the New York Stock Exchange is less than or equal to the floor price of $59.41, the daily per share purchase price will be such floor price;

•	if such closing price is greater than the floor price but less than or equal to the cap price of $79.63, the daily per share purchase price will be such closing price; and

•	if such closing price is greater than such cap price, the daily per share purchase price will be such cap price.

For the amended half of the forward sale agreement, the daily per share purchase price for any settlement date will be determined as follows:

•	if the closing price of our common shares on the New York Stock Exchange is less than or equal to the floor price of $59.41, the daily per share purchase price will be such floor price;

•	if such closing price is greater than the floor price but less than or equal to the cap price of $84.51, the daily per share purchase price will be such closing price; and

•	if such closing price is greater than such cap price, the daily per share purchase price will be such cap price.

As a result, we will receive at least the floor price for each share we deliver, and we retain the benefit of any appreciation in our share price between the floor price and the cap price.

The forward sale agreement is otherwise unchanged.

Loan Amendment

Additionally, on July 31, 2008, we also entered into an amendment (the “Loan Amendment”) to the loan agreement, dated as of October 25, 2005, among us, as borrower, Citibank, N.A., as administrative agent, and Citibank, N.A., as lender, which originally evidenced a three-and-a-half-year term loan agreement with Citibank, N.A.  Under the terms of the Loan Amendment, the maturity of half of the original $400 million loan is extended to July 12, 2010. The remaining half of the original loan will retain its original maturity of April 27, 2009.

Under the Loan Amendment, the amended half of the loan will bear interest quarterly at a floating rate of 3-month LIBOR plus 0.50% through April 27, 2009 and at a rate of 3-month LIBOR plus 0.85% thereafter.  The interest rate on the unamended half of the loan will remain unchanged at 3-month LIBOR plus 0.50%.

The loan is otherwise unchanged.

The description of the Forward Amendment and the Loan Amendment herein is qualified in its entirety by reference to the full text of such Forward Amendment and Loan Amendment, copies of which are attached hereto as Exhibit 10.1 and Exhibit 10.2, respectively, and incorporated by reference herein.

Section 8 – Other Events

Item 8.01  Other Events

On July 30, 2008, we repurchased one million of our common shares after the close of market for a total cost of approximately $70.24 million pursuant to our currently effective share repurchase authorization.

Section 9 - Financial Statements and Exhibits

Item 9.01  Financial Statements and Exhibits

(d)	Exhibits

Exhibit No.	Document

10.1	Amendment, dated as of July 31, 2008, to the confirmation, dated as of October 25, 2005, between Citibank, N.A. and PartnerRe Ltd.

10.2	Amendment, dated as of July 31, 2008, to the loan agreement, dated as of October 25, 2005, among PartnerRe Ltd., as borrower, Citibank, N.A., as administrative agent, and Citibank, N.A., as lender.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PartnerRe Ltd.

Date:	August 4, 2008	By:	/s/ Amanda E. Sodergren
			Name:	Amanda E. Sodergren
			Title:	Chief Legal Counsel

EXHIBIT INDEX

Exhibit No.	Document

10.1	Amendment, dated as of July 31, 2008, to the confirmation, dated as of October 25, 2005, between Citibank, N.A. and PartnerRe Ltd.

10.2	Amendment, dated as of July 31, 2008, to the loan agreement, dated as of October 25, 2005, among PartnerRe Ltd., as borrower, Citibank, N.A., as administrative agent, and Citibank, N.A., as lender.